                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No.  5  )*
                                          -----


                            Vintage Petroleum, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, $.005 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  927460 10 5
                           -------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 927460 10 5                 13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Charles C. Stephenson, Jr.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]

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 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


              United States
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                     5    SOLE VOTING POWER

     NUMBER OF                 10,603,200

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                                   -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING                   10,603,200

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                                    -0-

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              10,603,200

------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                 X

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 20.6%

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

                 IN

------------------------------------------------------------------------------

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  CUSIP NO. 927460 10 5                 13G                PAGE 3 OF 4 PAGES
-----------------------                                  ---------------------

Item 1.     (a)   Name of Issuer:  Vintage Petroleum, Inc.
-------           ---------------

            (b)   Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  4200 One Williams Center
                  Tulsa, Oklahoma 74172

Item 2.     (a)   Name of Person Filing:  Charles C. Stephenson, Jr.
-------           ----------------------

            (b)   Address of Principal Business Office:
                  ------------------------------------

                  4200 One Williams Center
                  Tulsa, Oklahoma 74172

            (c)   Citizenship:  United States
                  -----------

            (d)   Title of Class of Securities:  Common Stock, par value $.005
                  ----------------------------

            (e)   CUSIP Number:  927460 10 5
                  ------------

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
-------     -------------------------------------------------------------------
            check whether the person filing is a:
            -------------------------------------

            Not Applicable

Item 4.     Ownership.
-------     ---------

            (a)   Amount Beneficially Owned:  10,603,200 shares/(1)(2)(3)/

            (b)   Percent of Class:  20.6%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                        10,603,200/(1)(2)(3)/

                  (ii)  shared power to vote or to direct the vote:  -0-

                  (iii) sole power to dispose or to direct the disposition of:
                        10,603,200/(1)(2)(3)/

                  (iv)  shared power to dispose or to direct the disposition
                        of:       -0-

-------------
 /(1)/ As adjusted to reflect a two-for-one split of the Company's common stock effected on October 7, 1997.
 /(2)/ Includes 244,000 shares held by the Stephenson Family Charitable Foundation, of which Mr. Stephenson and his wife are co-trustees. Mr. Stephenson and his wife do not have a pecuniary interest in the shares held by the Foundation.
/(3)/ Does not include 200 shares owned by Mr. Stephenson's wife. Mrs. Stephenson has full rights of ownership over such shares, including sole voting and investment power. Mr. Stephenson disclaims beneficial ownership of such shares.

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  CUSIP NO. 927460 10 5                 13G                PAGE 4 OF 4 PAGES
-----------------------                                  ---------------------

Item 5.     Ownership of Five Percent or Less of a Class.
-------     --------------------------------------------

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
-------     ---------------------------------------------------------------

            Not Applicable

Item 7.     Identification and Classification of the Subsidiary Which Acquired
------      ------------------------------------------------------------------
            the Security Being Reported on By the Parent Holding Company.
            ------------------------------------------------------------

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.
------      ---------------------------------------------------------

            Not Applicable

Item 9.     Notice of Dissolution of Group.
------      ------------------------------

            Not Applicable

Item 10.    Certification.
-------     -------------

            Not Applicable


                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 23, 1998             /s/  C. C. Stephenson, Jr.
                                     ----------------------------
                                     C. C. Stephenson, Jr.